[GOLDEN TELECOM LOGO]

FOR IMMEDIATE RELEASE

Golden Telecom Announces Election of New Board of Directors and Renewed Compliance with NASDAQ
Marketplace Rule 4350 (Composition of Audit Committee).

MOSCOW, Russia (May 22, 2006) — Golden Telecom, Inc. (the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced that, at the annual meeting of its shareholders held on May 18, 2006, ten directors were elected to the Board of Directors of the Company for a one year term. Four new directors were elected, including Mr. Patrick Gallagher, Mr. David Smyth, Mr. Ronny Naevdal, and Mr. Jean-Pierre Vandromme, the CEO of the Company. Six directors were re-elected to the Board of Directors, including Mr. Petr Aven (Chairman), Mr. Alexei Khudyakov, Mr. Oleg Malis, Mr. Kjell Johnsen, Mr. David Herman and Mr. Vladimir Bulgak.

Mr. Aven commented, “We are delighted to have three new exceptionally well-qualified independent directors join the Board of Directors. Patrick Gallagher, David Smyth and Ronny Naevdal each have outstanding reputations for their contributions to the success of Orange, British Telecommunications plc (“BT”) and Telenor, respectively. Golden Telecom shall benefit from their experience. Also, we are delighted to have Jean-Pierre Vandromme, the Company’s CEO, join the Board of Directors which will facilitate the Board’s discussion of Mr. Vandromme’s ambitious plans for the Company for coming years.”

In addition now to serving on the Board of Directors of Golden Telecom, Mr. Gallagher has over 25 years of experience in international telecommunications. He is currently non-executive Vice Chairman of FLAG Telecom Group, a global company which owns and manages an extensive sub sea optical fiber network spanning four continents and serving the business markets of Asia, Europe, Middle East and the U.S. He is also a member of the Supervisory Board of Getronics NV, a Dutch listed global ICT solutions and services company with operations in over 30 countries and revenues of Euro 3 billion.

Until March 2006, Mr. Gallagher was Executive Vice Chairman and Chief Executive Officer of FLAG Telecom Group. Prior to joining FLAG in March 2003, he had a 17 year career with BT. Initially, he held the position of Commercial Advisor and Commercial Director of BT and in 1994 was appointed Director of Business Development to lead BT’s international expansion and investment strategy. He was President of BT Europe from January 1996 to July 2000 where he grew and managed BT’s European operations to include 12 equity joint venture companies and five subsidiaries, generating over £6 billion in annual revenue. Subsequently, he sat on BT’s Executive Committee as Group Strategy and Development Director where he was central to BT’s restructuring and strategic re-positioning. Before joining BT, Mr. Gallagher spent eight years with Racal Electronics, managing international communications projects in Europe, the Middle East and South America. Mr. Gallagher is a graduate of Warwick University with a degree in Economics and Industry.

Mr. Smyth, in addition to serving on the Board of Directors of Golden Telecom, is the Chief Executive Officer and Chief Financial Officer of The Diagnostic Clinic, an innovative healthcare company based in London. Prior to that, his career was predominantly in the telecoms market, including eleven years (1992 — 2003) in senior management roles at Orange plc. These roles included serving seven years as Group Director of Strategic Planning and Investor Relations, and four years as Group Financial Controller, Strategy and Planning. Mr. Smyth is a Fellow of the Chartered Institute of Management Accountants, has an Honors degree in Accountancy, and holds a Masters Degree in Business Administration from Middlesex Business School in London.

Mr. Naevdal, in addition to joining the Board of Directors of Golden Telecom, is a Director of Strategy and Business development in Telenor Nordic, a business unit of the Norwegian incumbent operator Telenor ASA. Mr. Naevdal has been responsible for strategy and business development within Telenor’s Swedish fixed line operations since January 2003. Prior to joining Telenor Nordic in September 2002, he worked for Nextra, Telenor’s European Internet division. In the period from 1997 to 2002, Mr. Naevdal worked for Telenor in Germany, the Czech Republic, the Slovak Republic, Austria and Hungary. In this period, Mr. Naevdal held various executive positions, including Chief Operating Officer in Nextra Czech Republic from 1998 to 1999, Chief Operating Officer in Telenor Networks from 2000 to 2001, and Head of Strategy in Nextra Central Europe from 2001 to 2002. Mr. Naevdal was also a member of the Board of Directors of Telenor Nextra and Telenor Networks in the Czech Republic and the Slovak Republic from 1999 to 2005. Mr. Naevdal has been a member of the Board of Directors of Glocalnet, a Swedish switchless operator, since 2003.

At a meeting of the new Board of Directors held on May 18, 2006, Mr. Smyth, Mr. Gallagher and Mr. Herman were appointed to serve on the Company’s Audit Committee. Mr. Smyth will serve as the Chairman of the Audit Committee. On May 19, 2006, NASDAQ confirmed to the Company that this new Audit Committee satisfies the NASDAQ requirement for three qualified and independent directors to serve on this committee of the Board. The Company had previously disclosed to NASDAQ that, following the resignation of Mr. Ashley Dunster from the Board of Directors in March 2006, the Company’s Audit Committee would have two members until May 18, 2006.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 278 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the expected benefits from the composition of the Company’s current Board of Directors. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the expected benefits to the Company from the Company’s current Board of Directors do not materialize. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: pr@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com